Exhibit 99.1

Teucrium Announces Closures of the ConvexityShares Daily 1.5 SPIKES Futures ETF and
ConvexityShares 1x SPIKES Futures ETF

Burlington, VT — November 1, 2023 — Teucrium Trading LLC, as the sponsor (the “Sponsor”) of ConvexityShares Trust, today announced that it will close the ConvexityShares Daily 1.5 SPIKES Futures ETF and ConvexityShares 1x SPIKES Futures ETF (each a “Fund” and collectively, the “Funds”).

Fund Name: ConvexityShares Daily 1.5x SPIKES Futures ETF	Ticker: SPKY	CUSIP: 21258A102

Fund Name: ConvexityShares 1x SPIKES Futures ETF	Ticker: SPKX	CUSIP: 21258A201

The Sponsor has determined that the closure of the Funds is advisable because of a recent announcement by the Minneapolis Grain Exchange, LLC (“MGEX”) that the SPIKESTM Volatility Index Futures (“SPIKES Futures”) in which the Funds invest will cease trading at close of trading (4:00pm CT) on Friday, December 29, 2023. Therefore, MGEX has filed to suspend trading and clearing of certain previously listed SPIKES Futures contracts that expire in or after January 2024.

The Funds will no longer accept creation orders after November 5, 2023, and trading on the NYSE Arca for the shares of the Funds will be suspended after the close of business on November 14, 2023. Shareholders may sell their holdings on or before November 14, 2023 and may incur brokerage charges. Following the cessation of trading, each Fund is expected to cease operations, liquidate its assets, and distribute the liquidation proceeds to shareholders on or about November 27, 2023 (the “Liquidation Date”). Shareholders of record on the Liquidation Date will receive cash equal to the net asset value of their shares as of that date. The cash amount will reflect the costs of closing and transaction costs, as well as market movements in the prices of SPIKES Futures contracts during the period that the Funds are liquidating their assets. Such movements may be substantial. Shareholders should be aware that, after the cessation of trading on November 14, 2023, the Funds will no longer be pursuing their stated investment objective or engaging in any business activities except for the purposes of winding up their business and affairs, preserving the value of their assets, paying their liabilities, and distributing their remaining assets to shareholders. The Sponsor has authorized the closure and liquidation of the Funds.

For investors requesting more information please visit www.convexityshares.com.

About Teucrium Trading LLC

Teucrium, an established Exchange Traded Funds (ETFs) provider, is recognized as a specialized White-Label ETF service provider, servicing both emerging and established ETF issuers of futures and derivatives-based ETFs. Teucrium transforms innovative alternative investment strategies into market-ready ETFs through its focused ETF Solutions platform.

The central goal of Teucrium’s ETF Solutions is to empower sponsors to meet the burgeoning demand for ETFs in alternative markets. With its suite of Exchange Traded Products, Teucrium has brought a transformative approach to structuring commodity ETFs. Investors and advisors have broad access to Teucrium’s product portfolio, available via traditional brokerage accounts, further cementing its leading position in the market.

About ConvexityShares

ConvexityShares Trust is a Delaware statutory trust formed on April 12, 2021 and is currently organized into two separate series. The Trust is a series trust formed pursuant to the Delaware Statutory Trust Act, of which ConvexityShares Daily 1.5x SPIKES Futures ETF and ConvexityShares 1x SPIKES Futures ETF are currently the only series. Each Fund is a commodity pool that continuously issues common shares of beneficial interest (Shares). Shares represent units of fractional undivided beneficial interest in and ownership of a series of the Trust. The Shares of each Fund are listed for trading on NYSE Arca, Inc. (NYSE Arca or the Exchange) under the ticker symbol shown above next to each Fund’s name.

ConvexityShares is a trademark of MIAX Futures, LLC (“MIAX Futures”). MIAX Futures provides the Funds with branding and marketing services including, but not limited to, the issuance of press releases, preparation of website data content, holding promotional webinars and engaging in promotional activities through social media outlets. The Sponsor shares certain profits with MIAX Futures and MIAX Futures also assumes the obligation of the Sponsor to pay all routine operational, administrative and other ordinary expenses of the Funds to the extent that the Sponsor Fee does not cover such Fund expenses. MIAX Futures is wholly-owned by Miami International Holdings, Inc. (“MIH”), which is the parent holding company of Minneapolis Grain Exchange, LLC (MGEX™), among other exchanges.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

The press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities of Miami International Holdings, Inc. (together with its subsidiaries, the Company), and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer; solicitation or sale would be unlawful. This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results, or strategies and are generally preceded by words such as “may”, “future”, “plan” or “planned”, “will” or “should”, “expected,” “anticipates”, “draft”, “eventually” or “projected”. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements.

All third-party trademarks (including logos and icons) referenced by the Company remain the property of their respective owners. Unless specifically identified as such, the Company’s use of third-party trademarks does not indicate any relationship, sponsorship, or endorsement between the owners of these trademarks and the Company. Any references by the Company to third-party trademarks is to identify the corresponding third-party goods and/or services and shall be considered nominative fair use under the trademark law.